UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2020

JAGUAR HEALTH, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36714	46-2956775
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Mission Street, Suite 2375 San Francisco, California	94105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 371-8300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.0001 Per Share	JAGX	The NASDAQ Capital Market

Item 1.01 Entry into a Material Definitive Agreement

On August 31, 2020, Jaguar Health, Inc. (the “Company”) received landlord consent (the “Consent”) to a sublease agreement, dated as of August 31, 2020 and effective upon the Consent (the “Sublease”), with Peacock Construction Inc., a California corporation (the “Sublandlord”), for approximately 5,263 square feet of office space located at 200 Pine Street, Suite 400, San Francisco, California (the “Sublease Premises”).

The term of the Sublease began on August 31, 2020 and will expire on May 31, 2021, unless earlier terminated in accordance therewith. The rent under the Sublease will be $14,911.83 per month, which includes operating expenses and taxes. Pursuant to the Consent, the Company will assume the indemnity and insurance obligations of the Sublandlord under the master lease with respect to the Sublease Premises.

The Company is gradually transitioning operations from its existing premises at 201 Mission Street, Suite 2375, San Francisco, California to the Sublease Premises, which the Company expects will serve as its principal administrative headquarters.

The foregoing summary of the terms of the Sublease and Consent do not purport to be complete and are qualified in its entirety by reference to the Sublease and Consent, copies of which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the fiscal period ending September 30, 2020, with confidential portions redacted.

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On September 11, 2020, the Company received written notice from the Listing Qualifications Staff (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that, based upon the Company’s continued non-compliance with the minimum $1.00 bid price requirement for continued listing on The Nasdaq Capital Market, as set forth in Nasdaq Listing Rule 5550(a)(2) (the “Rule”), as of September 11, 2020, and notwithstanding the Company’s compliance with the quantitative criteria necessary to obtain a second 180-day period within which to evidence compliance with the Rule, as set forth in Nasdaq Listing Rule 5810(c)(3)(A), the Staff has determined to delist the Company’s securities from Nasdaq unless the Company timely requests a hearing before the Nasdaq Hearings Panel (the “Panel”).

The Company intends to timely request a hearing before the Panel (as it did on May 20, 2019 with respect to a similar Nasdaq delisting notice), at which hearing the Company will request an extension within which to evidence compliance with all applicable requirements for continued listing on Nasdaq, including compliance with the Rule. The Company’s request for a hearing will stay any suspension or delisting action by the Staff at least pending the ultimate outcome of the hearing. The Company intends to take definitive steps in an effort to evidence compliance with the Rule; however, there can be no assurance that the Panel will grant the Company’s request for continued listing or that the Company will be able to evidence compliance with the Rule within any extension period that may be granted by the Panel.

Item 8.01 Other Events.

As previously disclosed, on August 17, 2020, the Company received a letter from the Staff notifying the Company that it no longer complied with Nasdaq Listing Rule 5550(b)(1) due to the Company’s failure to maintain a minimum of $2,500,000 in stockholders’ equity (or meet the alternatives of market value of listed securities of $35 million or $500,000 in net income from continuing operations).

On September 9, 2020, the Company received a letter from Nasdaq stating that, based on the Company’s Current Report on Form 8-K filed on September 2, 2020, the Staff has determined that the Company complies with Nasdaq Listing Rule 5550(b)(1). However, if the Company fails to evidence compliance with Nasdaq Listing Rule 5550(b)(1) upon filing its next periodic report, the Company may be subject to delisting.

This Current Report on Form 8-K contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements that the Company intends to timely request a hearing before the Panel and the Company may be subject to delisting if it fails to evidence compliance with Nasdaq Listing Rule 5550(b)(1) upon filing its next periodic report.  The words “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. While the Company believes its plans, intentions and expectations reflected in those forward-looking statements are reasonable, these plans, intentions or expectations may not be achieved. The Company’s actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements. For information about the factors that could cause such differences, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, including the information discussed under the captions “Item 1 Business,” “Item 1A. Risk Factors” and “Item 7 Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as the Company’s various other filings with the SEC. Given these uncertainties, you should not place undue reliance on these forward-looking statements. The Company assumes no obligation to update any forward-looking statement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAGUAR HEALTH, INC.

By:	/s/ Lisa A. Conte
Name:	Lisa A. Conte
Title:	President and Chief Executive Officer

Date: September 11, 2020

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